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                                                                    EXHIBIT 4.16

                         [C-3D DIGITAL, INC. LETTERHEAD]





AMENDMENT TO AGREEMENT
This Amendment to Agreement ("Amendment"), is made and entered into this 25th day of February, 2001, by and between Chequemate International, Inc., a Utah corporation, ("Chequemate"), and Dutchess Advisors, Ltd., ("DUTCHES"), upon the following premises:

A. On or about December 21, 1999, Chequemate and DUTCHES entered into an Advisory Agreement (the "Agreement"), under the terms of which Chequemate issued to DUTCHES a total of 83,000 shares of Chequemate's restricted common stock, in consideration of item 2b of the Agreement, and Chequemate agreed to file a Form S-3 registration statement (the "registration statement") to register the above shares.

B. Because of various difficulties experienced by Chequemate over the past months, Chequemate has not been able to complete and file a registration statement as contemplated, but is now prepared to do so, subject to obtaining the consent of DUTCHES and other parties to be included in the registration statement.

C. The parties have agreed to enter into this Amendment, in order to amend the provision referred to above, to allow Chequemate additional time to file the registration statement.
NOW, THEREFORE, upon these premises and for good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Chequemate shall have 30 days from the date of execution of this Amendment, to make the initial filing of the registration statement with the U.S. Securities and Exchange Commission ("SEC"). Thereafter, Chequemate agrees to exercise its best efforts to prepare such amendments to the registration statement, and to diligently undertake such additional work as may be necessary to appropriately respond to the comments of the staff of the SEC, and to completely and accurately update the registration statement in all material respects, as of a recent practicable date, to attempt to obtain effectiveness of the registration statement as soon as reasonably practicable. DUTCHES understands and acknowledges that Chequemate is unable to make any covenants or representations as to the effective date of the registration statement with the SEC. Chequemate shall include in such registration statement, the additional 120,000 shares of common stock to be issued to DUTCHES pursuant to paragraph 2 below.

2. In consideration of the services rendered for a full past due value of $45,196, and consistent with the intent of the Agreement's paragraph 2a, Chequemate agrees to immediately issue to DUTCHES, an additional 120,000 shares of Chequemates's restricted common stock (the "Compensation Shares").

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3.   In consideration of any liquidated damages arising from Chequmate's delinquency to file the registration statement and consistent with the intent of the Agreement's paragraph 2b, Chequemate agrees to immediately issue to DUTCHES, an additional 200,000 shares of Chequemates's restricted common stock (the "Liquidated Damages Shares"). The Liquidated Damages Shares shall have a gross value of $200,000, based on a market value of $1.00 per share, subject to adjustments and conditions as set forth in paragraph 4 below.

4. In the event Chequemate at any time proposes to file on its behalf or on behalf of any of its shareholders, a registration statement under the Securities Act of 1933 (the "Act") in any form (the "subsequent registration statement"), but not including a registration statement on Form S-4 or S-8, or any successor form, for any class of stock that is the same as, or similar to the stock issued pursuant to the above paragraph, it will give written notice of such proposed subsequent registration statement, setting forth the terms of the proposed offering and such other information as DUTCHES may reasonably request, at least thirty (30) days before the initial filing with the SEC of such subsequent registration statement, and offer to include in such filing the stock, or any portion thereof, issued pursuant to paragraph 3 above as DUTCHES may request. If DUTCHES desires to include all or any of the shares issued pursuant to paragraph 3 above in the subsequent registration statement, DUTCHES will advise Chequemate in writing within thirty (30) days after the receipt of such notice from Chequemate, setting forth the amount of such stock for which registration is requested. Chequemate will be required thereafter to include in such filing the amount of stock for which registration is so requested, and will use its best efforts to effect registration under the Act. And, If on the date which is five (5) business days following the date Chequemate's subsequent registration statement, described in this paragraph, is declared effective by the SEC (the "repricing date"), the average closing bid price of the Company's common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $1.00 per share, then the Company shall issue to DUTCHES the number of additional shares necessary for DUTCHES to receive a total value of $200,000, based on such average closing bid price for such five (5) day period. However, in no event shall DUTCHES receive shares, pursuant to paragraph 3 above, in excess of a total of 700,000 shares at the repricing date.

5. Dutches agrees that it will not sell, in any one week, shares of common stock that constitutes more than 10% of Chequemates's weekly trade volume average as reported by The American Stock Exchange for the previous week.

6. In consideration of the undertaking set forth in paragraph 1 above, DUTCHES agrees to waive and release any claim it may have against Chequemate for failure to file a registration statement prior to the date hereof.

7. DUTCHES agrees to provide Chequemate with such information and documentation, as may be reasonably requested in connection with the registration statement(s) and other filings with the SEC.

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IN WITNESS WHEREOF, the parties to this Amendment have duly executed it as of the date and year first above written.

CHEQUEMATE INTERNATIONAL, INC.

/s/ Chandos Mahon
-------------------------------
By: Chandos Mahon
Its: Chief Operating Officer

DUTCHESS ADVISORY, LTD.

/s/ Michael A. Novielli
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By:Michael A. Novielli
Its: Managing Director


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